Exhibit 99.2

CorpNEWS – 18 November 2024

Message from Seifi Ghasemi: Announcement of Two New Independent Director Candidates as Part of Ongoing Board Refreshment

Air Products intends to nominate Bhavesh V. “Bob” Patel and Alfred Stern for election to the Board of Directors at the Company’s 2025 Annual Meeting of Shareholders. Bob and Alfred are seasoned executives who bring executive and public company board expertise, deep knowledge of the industrials sector, experience running complex cross-border organizations, and a long track record of managing large-scale growth projects and seizing on opportunities related to the energy transition.

Bob Patel, former CEO of W.R. Grace and LyondellBasell and former President of Standard Industries	Alfred Stern, CEO and Executive Board Chairman of the OMV Group, Supervisory Board Chairman of OMV Petrom, and former CEO of Borealis

Two current directors, David H. Y. Ho and Matthew H. Paull, will not seek re-election to the Board at the 2025 Annual Meeting. I want to sincerely thank David and Matthew for their service and significant contributions to the Company. Following these changes the Board will continue to be comprised of nine directors, six of whom will have been appointed in the last five years.

Please take the time to read the details in the press release we issued on November 18, 2024.

Thank you for your hard work and dedication to Air Products in executing our growth strategy through our core industrial gases business and clean hydrogen.

Important Additional Information and Where to Find It

Air Products and Chemicals, Inc. (the “Company”) plans to file proxy materials with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s 2025 annual meeting of shareholders (the “2025 Annual Meeting”). Prior to the 2025 Annual Meeting, the Company will file a definitive proxy statement (the “Proxy Statement”) together with a WHITE proxy card. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC at the SEC’s website (http://www.sec.gov) or at the Company’s website https://investors.airproducts.com or by Innisfree M&A Incorporated, toll-free at (877) 750-0537 banks and brokers call collect at (212) 750-5833.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers and other employees may be deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from shareholders in connection with the 2025 Annual Meeting. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the 2025 Annual Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2024 annual meeting of shareholders, filed with the SEC on December 8, 2023. Information regarding the ownership of the Company directors and executive officers in the shares of the Company common stock is included in their SEC filings on Forms 3, 4, and 5, which can be found at the SEC’s website at www.sec.gov. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests (by security holdings or otherwise), will be set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.